Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2011 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in W. R. Grace & Co.’s Annual Report on Form 10-K for the year ended December 31, 2010.

/S/ PricewaterhouseCoopers LLP
McLean, Virginia
April 28, 2011